Exhibit 99.1

AMERICAN TOWER AND VERIZON ANNOUNCE NEW LONG-TERM AGREEMENT

Boston, Massachusetts and New York, New York – August 31, 2022 – American Tower Corporation (NYSE: AMT) and Verizon Communications Inc. (NYSE, Nasdaq: VZ) announced today that they have signed a new overarching lease agreement, facilitating Verizon’s on-going 5G network deployment across American Tower’s extensive U.S. portfolio of communications sites. The agreement provides a simplified and efficient leasing process through a contractual framework that will drive mutual growth and value over a multi-year period.

“This agreement represents another key milestone and an extension of our decades-long strategic partnership with Verizon,” said Steve Vondran, President – U.S. Tower Division, American Tower Corporation. “We look forward to supporting Verizon as they continue their accelerated and efficient 5G network build-out by utilizing our distributed nationwide portfolio of high-quality communications sites.”

“Verizon continues to build and run the networks that drive innovation, digitization and technological advancements that are changing our world. Efficient, long-term strategic partnerships with our vendors are critical to continue advancing the industry forward, and providing the network our customers have come to rely on,” said Heidi Hemmer, Senior Vice President of Engineering at Verizon.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 222,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

About Verizon

Verizon Communications Inc. (NYSE, Nasdaq: VZ) was formed on June 30, 2000 and is one of the world’s leading providers of technology and communications services. Headquartered in New York City and with a presence around the world, Verizon generated revenues of $133.6 billion in 2021. The company offers data, video and voice services and solutions on its award-winning networks and platforms, delivering on customers’ demand for mobility, reliable network connectivity, security and control.

VERIZON’S ONLINE MEDIA CENTER: News releases, stories, media contacts and other resources are available at verizon.com/news. News releases are also available through an RSS feed. To subscribe, visit www.verizon.com/about/rss-feeds/.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not necessarily based on historical facts. These forward-looking statements involve a number of risks and uncertainties. For important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2021 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

For More Information:

ATC Contact: Adam Smith
Senior Vice President, Investor Relations
(617) 375-7500
investor.relations@americantower.com

Verizon Contact: Karen Schulz
Global Network and Technology Communications
(864) 561-1527
Karen.Schulz@Verizon.com

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